Exhibit 99.1

December 2, 2022	PRESS RELEASE

BankGuam Holding Company

Declares Dividends

BankGuam Holding Company (BKGM) announced that its Board of Directors declared a quarterly cash dividend of $50.00 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 7.08% Floating Rate Noncumulative Preferred Stock, Series A, at its Board’s regular meeting held on Monday, November 28, 2022. The dividends will be paid on December 30, 2022, to shareholders of record as of December 15, 2022.

CONTACT: BankGuam Holding Company

Maria Eugenia H. Leon Guerrero,

Executive Vice President & Chief Operating Officer

(671) 472-5273